EXHIBIT 16.1

KPMG LLP	Telephone (416) 228-7000
Yonge Corporate Centre	Telefax (416) 228-7123
4100 Yonge Street, Suite 200	Internet www.kpmg.ca
Toronto ON M2P 2H3
Canada

August 20, 2014

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for SMTC Corporation and, under the date of April 14, 2014, we reported on the consolidated financial statements of SMTC Corporation as of December 29, 2013 and December 30, 2012 and for the periods from January 3, 2011 to January 1, 2012, January 2, 2012 to December 30, 2012 and December 31, 2012 to December 29, 2013.  On August 15, 2014, we were dismissed. We have read SMTC Corporation’s statements included under Item 4.01 of its Form 8-K dated August 14, 2014, and we agree with such statements, except that we are not in a position to agree or disagree with the following:  (1) SMTC Corporation’s statement that PricewaterhouseCoopers LLP (Canada) was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on SMTC Corporation’s consolidated financial statements; and (2) SMTC Corporation’s statement that the change was approved by the board of directors.

Very truly yours,

Chartered Professional Accountants
Toronto, Canada